Exhibit 99.1

News Release

International Paper Reports First-Quarter 2013 Earnings

Strong Industrial Packaging Results

Temple-Inland Integration Synergies Top $400 Million Run Rate

Unfavorable FX Swing of $17 Million ($0.04 per share) at Ilim JV Compared to 4Q12

MEMPHIS, Tenn. – May 2, 2013 – International Paper today reported first quarter 2013 net earnings attributable to common shareholders totaling $318 million ($0.71 per share), compared with net earnings of $235 million ($0.53 per share) in the fourth quarter of 2012 and $188 million ($0.43 per share) in the first quarter of 2012. Amounts in all periods include the impact of special items, non-operating pension expense and discontinued operations.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012
Net Earnings	$0.71	$0.53	$0.43
Less – Discontinued Operations Gain	(0.06)	(0.02)	(0.01)

Net Earnings from Continuing Operations	$0.65	$0.51	$0.42
Add Back – Net Special Items Expense[1]	(0.11)	0.11	0.15
Add Back – Non-Operating Pension Expense	0.11	0.07	0.06

Operating Earnings[2]	$0.65	$0.69	$0.63

[1]	(Income)
[2]	Operating Earnings is defined as net earnings from continuing operations (GAAP) excluding special items and non-operating pension expense.

Operating Earnings were $292 million ($0.65 per share) in the first quarter of 2013, compared with $305 million ($0.69 per share) in the fourth quarter of 2012 and $272 million ($0.63 per share) in the first quarter of 2012.

Quarterly net sales were $7.1 billion compared with $7.1 billion in the fourth quarter of 2012 and $6.7 billion in the first quarter of 2012.

Business segment operating profits before special items in the first quarter of 2013 were $571 million, compared with $565 million in the fourth quarter of 2012 and $538 million in the first quarter of 2012.

“Industrial Packaging posted solid results driven by improved pricing and synergies, however, the company’s overall performance in the quarter was muted by seasonally slow demand across our global operations, weak earnings from xpedx and an unfavorable foreign exchange swing at Ilim.” said John Faraci, Chairman and Chief Executive Officer. “Looking ahead, peak annual maintenance outage spending and expansion project ramp-up costs at Ilim will impact the second quarter. Earnings runway from our strategic projects and announced pricing initiatives will position the company to deliver step-change financial performance in the second half of 2013, regardless of what looks to be a continued slow and uneven global economy.”

SEGMENT INFORMATION

The performance of the company’s business segments are measured quarter to quarter without variations caused by special items, as management focuses on business segment operating profits excluding those items. First quarter 2013 business segment operating profits and business trends compared with the prior quarter are as follows:

Industrial Packaging posted operating profits of $369 million ($355 million including special items) in the first quarter of 2013, compared to $368 million ($336 million including special items) in the fourth quarter of 2012. In North America, higher selling prices for boxes and containerboard were partially offset by seasonally slow demand, higher input costs and $16 million in incremental scheduled outage expenses. First quarter segment results include consolidated earnings for Orsa International Paper Embalagens S.A. for the period January 15 through February 28, 2013.

Printing Papers’ operating profits were $149 million (before and after special items) compared to $147 million (before and after special items) in the fourth quarter of 2012. Lower scheduled maintenance outage expenses in North America and improved operating costs primarily related to the new biomass boiler in Brazil were partially offset by seasonally slow demand, increased export mix and modestly lower North American selling prices.

Consumer Packaging operating profit was $51 million ($7 million including special items), compared with $39 million ($41 million including special items) in the fourth quarter of 2012. Lower scheduled maintenance expenses in North America were partially offset by higher operating costs primarily related to an unplanned reliability issue in January on the digester at the Augusta, GA coated paperboard mill.

xpedx, the company’s North American distribution business, reported operating profits of $2 million (a loss of $5 million including special items), compared with $11 million ($4 million including special items) in the fourth quarter of 2012. Seasonally slow demand, weaker margins and declining commercial printing and publishing volumes impacted earnings in the quarter.

International Paper recorded Ilim Joint Venture equity losses of $11 million, compared with equity earnings of $8 million in the fourth quarter of 2012. Based on a stronger dollar versus the ruble, the after-tax impact of a foreign exchange loss in the first quarter of 2013 was $11 million unfavorable compared with a foreign exchange gain of $6 million in the fourth quarter of 2012. The impact in both quarters was due to non-cash adjustments associated with the Ilim Group joint venture’s U.S. dollar-denominated debt.

Net corporate expenses for the 2013 first quarter were $22 million compared with $15 million in the fourth quarter of 2012 and $32 million in the first quarter of 2012.

Effective Tax Rate

The effective tax rate before special items and non-operating pension expense for the first quarter of 2013 was 21 percent, compared with an effective tax rate before special items of 22 percent in the fourth quarter of 2012. The first quarter rate of 21 percent includes a benefit of approximately $35 million related to the enactment into law of The American Taxpayer Relief Act of 2012 on January 2, 2013 (the “Act”). The Act retroactively restored several expired business tax provisions including the research and experimentation credit and the Subpart F controlled foreign corporation look-through exception. The 2012 fourth quarter rate of 22 percent included a $29 million valuation allowance release previously imposed on state income tax attributes.

Effects of Special Items

Special items in the first quarter of 2013 included pre-tax charges of $59 million ($36 million after taxes) for restructuring and other charges and pre-tax charges of $12 million ($8 million after taxes) for integration costs related to the Temple-Inland acquisition. Also included are pre-tax interest income of $6 million ($4 million after taxes) and a tax benefit of $93 million both associated with the closing of a U.S. federal income tax audit and a net tax expense of $2 million related to internal restructurings. Restructuring and other charges included pre-tax charges of $44 million ($27 million after taxes) for costs related to the permanent shutdown of a paper machine at our Augusta, Georgia mill, pre-tax charges of $6 million ($4 million after taxes) for debt extinguishment costs, pre-tax charges of $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations and pre-tax charges of $2 million ($1 million after taxes) for other items.

Special items in the fourth quarter of 2012 included pre-tax charges of $21 million ($14 million after taxes) for restructuring and other charges, pre-tax charges of $28 million ($19 million after taxes) for integration costs related to the Temple-Inland acquisition, and a gain of $3 million (before and after taxes) for other items. Also included are a net tax expense of $14 million related to internal restructurings and a tax expense of $5 million to adjust deferred tax assets related to post-retirement prescription drug coverage (Medicare Part D reimbursements). Restructuring and other charges included pre-tax charges of $9 million ($6 million after taxes) for debt extinguishment costs, pre-tax charges of $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations, and pre-tax charges of $5 million ($4 million after taxes) for other items.

Special items in the first quarter of 2012 included pre-tax charges of $34 million ($23 million after taxes) for restructuring and other charges, a pre-tax charge of $20 million ($12 million after taxes) related to the write-up of the Temple-Inland inventories to fair value, pre-tax charges of $43 million ($33 million after taxes) for integration costs related to the Temple-Inland acquisition and a net pre-tax gain of $5 million ($4 million after taxes) for other items. Restructuring and other charges included pre-tax charges of $16 million ($10 million after taxes) for debt extinguishment costs, pre-tax charges of $19 million ($14 million after taxes) for costs associated with the restructuring of our xpedx operations and a gain of $1 million (before and after taxes) for other items.

Discontinued Operations

Discontinued operations in the first quarter of 2013 and in the fourth and first quarters of 2012 included the Operating Earnings of Temple-Inland’s Building Products business. Also included are pre-tax charges of $4 million ($3 million after taxes) in the first quarter of 2013 and $13 million ($8 million after taxes) in the fourth quarter of 2012 for expenses associated with pursuing the divestiture of this business.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 9:00 a.m. EDT / 8:00 a.m. CDT today. All interested parties are invited to listen to the webcast live and view the slides to be presented at the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available beginning approximately two hours after the call. Parties in the U.S. who wish to participate in the webcast via teleconference may dial (877) 316-2541. Those outside the U.S. should dial +1 (706) 679-8242 and ask to be connected to the International Paper First Quarter Earnings Call. The conference ID number is 31276000. Participants should call in no later than 8:45 a.m. ET/7:45 a.m. CT. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056, and when prompted for the conference ID, enter 31276000.

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging and uncoated papers, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs approximately 70,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2012 were $28 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through a joint venture; (vii) our ability to reach a definitive agreement on a mutually acceptable transaction combining xpedx with Unisource, the receipt of governmental and other approvals and favorable rulings associated with such a transaction and the successful fulfillment or waiver of all other closing conditions for such a transaction without unexpected delays or conditions, and the successful closing of such a transaction within the estimated timeframe; and (viii) our ability to achieve the benefits we expect from all strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731 and Michele Vargas, 901-419-7287

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2013		2012		2012
Net Sales	$7,090		$6,655		$7,075

Costs and Expenses
Cost of products sold	5,220		4,984	(e)	5,193
Selling and administrative expenses	567	(a)	513	(f)	578	(i)
Depreciation, amortization and cost of timber harvested	379		362		375
Distribution expenses	422		347		413
Taxes other than payroll and income taxes	49		41		42
Restructuring and other charges	59	(b)	34	(g)	21	(j)
Net (gains) losses on sales and impairments of businesses	—		(7	) (h)	(3	) (k)
Interest expense, net	164	(c)	168		169

Earnings From Continuing Operations Before Income Taxes and Equity Earnings	230	(a-c)	213	(e-h)	287	(i-k)
Income tax (benefit) provision	(69	) (d)	70		74	(l)
Equity earnings (loss), net of taxes	(10)		44		9

Earnings From Continuing Operations	289	(a-d)	187	(e-h)	222	(i-l)
Discontinued operations, net of taxes	26		5		10

Net Earnings	$315	(a-d)	$192	(e-h)	$232	(i-l)
Less: Net earnings (loss) attributable to noncontrolling interests	(3)		4		(3)

Net Earnings Attributable to International Paper Company	$318	(a-d)	$188	(e-h)	$235	(i-l)

Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.66	(a-d)	$0.42	(e-h)	$0.52	(i-l)
Discontinued operations	0.06		0.01		0.02

Net earnings	$0.72	(a-d)	$0.43	(e-h)	$0.54	(i-l)

Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.65	(a-d)	$0.42	(e-h)	$0.51	(i-l)
Discontinued operations	0.06		0.01		0.02

Net earnings	$0.71	(a-d)	$0.43	(e-h)	$0.53	(i-l)

Average Shares of Common Stock Outstanding - Diluted	446.1		438.6		441.5

Cash Dividends Per Common Share	$0.3000		$0.2625		$0.3000

Amounts Attributable to International Paper Common Shareholders
Earnings from continuing operations, net of tax	$292	(a-d)	$183	(e-h)	$225	(i-l)
Discontinued operations, net of tax	26		5		10

Net Earnings	$318	(a-d)	$188	(e-h)	$235	(i-l)

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $12 million ($8 million after taxes) for integration costs associated with the acquisition of Temple-Inland.
(b)	Includes a pre-tax charge of $44 million ($27 million after taxes) for costs associated with the permanent shutdown of a paper machine at our Augusta mill, a pre-tax charge of $6 million ($4 million after taxes) for debt extinguishment costs, a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations, and pre-tax charges of $2 million ($1 million after taxes) for other items.
(c)	Includes interest income of $6 million ($4 million after taxes) related to the closing of a U.S. federal income tax audit.
(d)	Includes a tax benefit of $93 million associated with the closing of a U.S. federal income tax audit and a net tax expense of $2 million related to internal restructurings. In addition, the first quarter tax rate includes a benefit of approximately $35 million related to the enactment into law of The American Taxpayer Relief Act of 2012 in January 2013.
(e)	Includes a pre-tax charge of $20 million ($12 million after taxes) related to the write-up of the Temple-Inland inventories to fair value and a charge of $2 million (before and after taxes) for an inventory write-off related to the xpedx reorganization.
(f)	Includes a pre-tax charge of $43 million ($33 million after taxes) for integration costs associated with the acquisition of Temple-Inland.
(g)	Includes a pre-tax charge of $19 million ($14 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $16 million ($10 million after taxes) for early debt extinguishment costs, and a gain of $1 million (before and after taxes) for other items.
(h)	Includes a pre-tax gain of $7 million ($6 million after taxes) for adjustments related to the sale of the Shorewood business.
(i)	Includes a pre-tax charge of $28 million ($19 million after taxes) for integration costs associated with the acquisition of Temple-Inland.
(j)	Includes a pre-tax charge of $9 million ($6 million after taxes) for debt extinguishment costs, a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations, and pre-tax charges of $5 million ($4 million after taxes) for other items.
(k)	Includes a gain of $2 million (before and after taxes) for proceeds associated with the 2010 sale of the Arizona Chemical business, a gain of $2 million (before and after taxes) for the sale of the Company’s Shorewood operations, and a charge of $1 million (before and after taxes) for costs associated with the containerboard mill divestitures.
(l)	Includes a net expense of $14 million related to internal restructurings and a $5 million expense to adjust deferred tax assets related to post-retirement prescription drug coverage (Medicare Part D reimbursements).

International Paper Company

Reconciliation of Operating Earnings to Net Earnings

Attributable to International Paper Company

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012

Operating Earnings	$292	$272	$305

Non-Operating Pension	(51)	(25)	(31)
Restructuring and other charges	(44)	(70)	(33)
Net gains/(losses) on sales/impairments of businesses	—	6	3
Interest income	4	—	—
Income tax adjustments	91	—	(19)

Earnings from Continuing Operations	292	183	225
Discontinued operations	26	5	10

Net Earnings as Reported	$318	$188	$235

	Three Months Ended		Three Months Ended
	March 31,		December 31,
Diluted Earnings per Common Share	2013	2012	2012

Operating Earnings Per Share	$0.65	$0.63	$0.69

Non-Operating Pension	(0.11)	(0.06)	(0.07)
Restructuring and other charges	(0.10)	(0.16)	(0.08)
Net gains/(losses) on sales/impairments of businesses	—	0.01	0.01
Interest income	0.01	—	—
Income tax adjustments	0.20	—	(0.04)

Diluted Earnings Per Common Share from Continuing Operations	0.65	0.42	0.51
Discontinued operations	0.06	0.01	0.02

Diluted Earnings per Common Share as Reported	$0.71	$0.43	$0.53

Notes:

(1)	The Company calculates Operating Earnings by excluding the after-tax effect of non-operating pension expense and items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months		Three Months
	Ended		Ended
	March 31,		December 31,
	2013	2012	2012
Industrial Packaging	$3,560	$3,115	$3,380
Printing Papers	1,540	1,560	1,580
Consumer Packaging	830	810	815
Distribution	1,385	1,475	1,530
Corporate and Inter-segment Sales	(225)	(305)	(230)

Net Sales	$7,090	$6,655	$7,075

Operating Profit by Industry Segment

	Three Months Ended March 31,				Three Months Ended December 31,
	2013		2012		2012
Industrial Packaging	$355	(1)	$215	(5)	$336 (5)
Printing Papers	149		146	(6)	147
Consumer Packaging	7	(2)	103	(7)	41 (7)
Distribution	(5)	(3)	(2)	(8)	4 (8)

Operating Profit	506		462		528

Interest expense, net	(164)	(4)	(168)		(169)
Noncontrolling interest/equity earnings adjustment (9)	—		4		(8)
Corporate items, net	(22)		(32)		(15)
Restructuring and other charges	(6)		(16)		(11)
Net gains (losses) on sales and impairments of businesses	—		—		2
Non-operating pension expense	(84)		(37)		(40)

Earnings From Continuing Operations Before Income Taxes and Equity Earnings	$230		$213		$287

Equity Earnings in Ilim Holdings S.A., Net of Taxes	$(11)		$40		$8

(1)	Includes a charge of $12 million for the three months ended March 31, 2013 for integration costs associated with the acquisition of Temple-Inland and charges of $2 million for the three months ended March 31, 2013 for other items.
(2)	Includes charges of $44 million for the three months ended March 31, 2013 for costs associated with the permanent shutdown of a paper machine at our Augusta mill.
(3)	Includes charges of $7 million for the three months ended March 31, 2013 for costs associated with the restructuring of the Company’s xpedx operation.
(4)	Includes a gain of $6 million for interest related to the settlement of an IRS tax audit.
(5)	Includes charges of $43 million for the three months ended March 31, 2012 and $28 million for the three months ended December 31, 2012 for integration costs associated with the acquisition of Temple-Inland, a charge of $20 million for the three months ended March 31, 2012 related to the write-up of the Temple-Inland inventory to fair value, charges of $1 million for the three months ended December 31, 2012 for costs associated with the divestiture of three containerboard mills, and charges of $3 million for the three months ended December 31, 2012 for costs associated with the restructuring of the Company’s Packaging business in Europe.
(6)	Includes a gain of $1 million for the three months ended March 31, 2012 related to the acquisition of a majority interest in Andrha Pradesh Paper Mills Limited.
(7)	Includes net gains of $7 million for the three months ended March 31, 2012 and $2 million for the three months ended December 31, 2012 for adjustments related to the sale of the Shorewood business.
(8)	Includes charges of $21 million for the three months ended March 31, 2012 and $7 million for the three months ended December 31, 2012 for costs associated with the restructuring of the Company’s xpedx operation.
(9)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper Company

Reconciliation of Operating Profit to Operating Profit Before Special Items

(In millions)

	Three Months Ended March 31, 2013
	Industrial	Printing	Consumer
	Packaging	Papers	Packaging	Distribution	Total

Operating Profit Before Special Items	$369	$149	$51	$2	$571

Restructuring and other charges	(14)	—	(44)	(7)	(65)

Operating Profit as Reported	$355	$149	$7	$(5)	$506

	Three Months Ended March 31, 2012
	Industrial	Printing	Consumer
	Packaging	Papers	Packaging	Distribution	Total

Operating Profit Before Special Items	$278	$145	$96	$19	$538

Restructuring and other charges	(63)	1	—	(21)	(83)

Net gains (losses) on sales and impairments of businesses	—	—	7	—	7

Operating Profit as Reported	$215	$146	$103	$(2)	$462

	Three Months Ended December 31, 2012
	Industrial	Printing	Consumer
	Packaging	Papers	Packaging	Distribution	Total

Operating Profit Before Special Items	$368	$147	$39	$11	$565

Restructuring and other charges	(31)	—	—	(7)	(38)

Net gains (losses) on sales and impairments of businesses	(1)	—	2	—	1

Operating Profit as Reported	$336	$147	$41	$4	$528

(1)	The Company calculates Operating Profit Before Special Items by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

International Paper

Sales Volume by Product (1)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31, 2012
	2013	2012
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (2)	2,549	2,462	2,602
Containerboard (2)	858	749	828
Recycling	581	537	595
Saturated Kraft	40	38	36
Gypsum/Release Kraft (2)	30	21	38
Bleached Kraft	31	23	29
European Industrial Packaging (3)	339	266	262
Asian Box	100	98	103
Brazilian Packaging (4)	41	—	—

Industrial Packaging	4,569	4,194	4,493

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	630	685	627
European & Russian Uncoated Papers	329	311	338
Brazilian Uncoated Papers	264	274	306
Indian Uncoated Papers	60	79	61

Uncoated Papers	1,283	1,349	1,332

Market Pulp (5)	432	385	438

Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	369	373	368
European Coated Paperboard	91	97	94
Asian Coated Paperboard	360	237	340

Consumer Packaging	820	707	802

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Includes Temple-Inland volumes from date of acquisition in February 2012.
(3)	Includes volumes for Turkish box plants beginning in Q1 2013 when a majority ownership was acquired
(4)	Includes volumes for Brazil Packaging from date of acquisition in mid-January 2013
(5)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	March 31, 2013	December 31, 2012
Assets

Current Assets
Cash and Temporary Investments	$934	$1,302
Accounts and Notes Receivable, Net	3,869	3,562
Inventories	2,793	2,730
Deferred Income Tax Assets	340	323
Assets held for sale	775	759
Other	270	229

Total Current Assets	8,981	8,905

Plants, Properties and Equipment, Net	14,141	13,949
Forestlands	631	622
Investments	810	887
Financial Assets of Special Purpose Entities	2,113	2,108
Goodwill	4,527	4,315
Deferred Charges and Other Assets	1,495	1,367

Total Assets	$32,698	$32,153

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$727	$444
Liabilities held for sale	43	44
Accounts Payable and Accrued Liabilities	4,487	4,510

Total Current Liabilities	5,257	4,998

Long-Term Debt	9,495	9,696
Nonrecourse Financial Liabilities of Special Purpose Entities	2,038	2,036
Deferred Income Taxes	3,105	3,026
Pension Benefit Obligation	4,117	4,112
Postretirement and Postemployment Benefit Obligation	463	473
Other Liabilities	1,089	1,176

Equity
Invested Capital	2,934	2,642
Retained Earnings	3,844	3,662

Total Shareholders’ Equity	6,778	6,304

Noncontrolling interests	356	332

Total Equity	7,134	6,636

Total Liabilities and Equity	$32,698	$32,153

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net earnings	$315	$192
Discontinued operations, net of taxes and noncontrolling interests	(26)	(5)

Earnings from continuing operations	$289	$187
Depreciation, amortization and cost of timber harvested	379	362
Deferred income tax expense (benefit), net	4	81
Restructuring and other charges	59	34
Net losses on sales and impairments of businesses	—	(7)
Equity (earnings) loss, net	10	(44)
Periodic pension expense, net	140	83
Other, net	(84)	3
Changes in current assets and liabilities
Accounts and notes receivable	(222)	113
Inventories	(47)	39
Accounts payable and accrued liabilities	16	(253)
Interest payable	24	68
Other	(52)	(33)

Cash Provided By (Used For) Operations - Continuing Operations	516	633
Cash Provided By (Used For) Operations - Discontinued Operations	15	(52)

Cash Provided by (Used For) Operations	531	581

Investment Activities
Invested in capital projects - continuing operations	(216)	(285)
Acquisitions, net of cash acquired	(505)	(3,734)
Proceeds from divestitures	—	5
Other	(67)	(91)

Cash Provided By (Used For) Investment Activities - Continuing Operations	(788)	(4,105)
Cash Provided By (Used For) Investment Activities - Discontinued Operations	(2)	(49)

Cash Provided By (Used For) Investment Activities	(790)	(4,154)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(51)	(35)
Issuance of common stock	191	21
Issuance of debt	166	1,594
Reduction of debt	(79)	(516)
Change in book overdrafts	(43)	(75)
Dividends paid	(132)	(115)
Redemption of preferred securities	(150)	—
Other	(8)	(26)

Cash Provided By (Used for) Financing Activities	(106)	848

Effect of Exchange Rate Changes on Cash	(3)	19

Change in Cash and Temporary Investments	(368)	(2,706)
Cash and Temporary Investments
Beginning of the period	1,302	3,994

End of the period	$934	$1,288